March 28, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed Item 4.01 and 4.02 of China Century Dragon Media, Inc.’s Form 8-K dated March 28, 2011 filed with the Securities and Exchange Commission, and we are in agreement with the statements concerning our firm in those paragraphs.

In our resignation letter dated March 22, 2001, we notified the company that due to the accounting irregularities identified during our 2010 audit, and the lack cooperation from the Company’s management to resolve the discrepancies noted on customer confirmations and assist us with verifying the Company’s bank records, we could no longer rely on management’s representations required to support our opinions related to the consolidated financial statements of China Century Dragon Media, Inc. and Subsidiaries as of December 31, 2009 and 2008, included in the Form S-1 filed with the SEC on February 4, 2011; and the consolidated financial statements of CD Media (Holding) Co., Limited and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, included in the Form 8-K filed with the SEC on February 2, 2011. We agree with management to file a statement of non-reliance on previously issued financial statements under Item 4.02 of the Form 8-K dated March 28, 2011.

Regards,

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas